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Report of Independent Registered Public Accounting Firm
To the Board of Directors
Newport Management Corporation:
We have examined management's assertion, included in the accompanying Management's Report on
Assessment of Compliance with Applicable Servicing Criteria, that Newport Management Corporation
(the Company) complied with the servicing criteria set forth in Item 1122(d)(4)(xi) of the Securities and
Exchange Commission's Regulation AB for the pools of loans which Aurora Loan Services, LLC acted as the servicer pursuant to the applicable transaction agreements, underlying publicly and/or privately-
issued residential mortgage-backed securities that were issued on or after January 1, 2006, on which escrow payments were disbursed in 2008 (the Platform), as of December 31, 2008 and for the year then ended. The Company has determined that the remainder of the servicing criteria is not applicable to the activities it performs with respect to the Platform as of and for the year ended December 31,
2008. Schedule A to management's assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the
Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion based on our examination.
Our examination was conducted in accordance with standards of the Public Company Accounting
Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-
backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2008 for the Platform is fairly stated, in all material respects.
/s/ PricewaterhouseCoopers LLP
February 26, 2009